EXHIBIT 23.1 - CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                      [LETTERHEAD OF STAN J.H. LEE, CPA]


To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of April 17, 2007 on the audited financial statements of Greater China Acquisition Corp. for the period ended March 31, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA

April 17, 2007

Chula Vista, CA  91910




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